UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2015

Potbelly Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-36104

Delaware	36-4466837
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, 23rd Floor

Chicago, Illinois 60654

(Address of principal executive offices, including zip code)

(312) 951-0600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240 13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement of Julie Younglove-Webb, Senior Vice President, Operations

On May 1, 2015, Potbelly Corporation (the “Company”) announced the promotion of Julie Younglove-Webb, age 45, to Senior Vice President, Operations, effective as of May 1, 2015.

Ms. Younglove-Webb has been employed by the Company since 2010, serving as Vice President, Operations since January 2013, and as Zone Manager, Operations from January 2010 through December 2012. Ms. Younglove-Webb holds an M.B.A. from Wayne State University, an M.S. in Management and Organization from Penn State University, and a B.A. from the University of Michigan.

Pursuant to the terms of her employment agreement (“Younglove-Webb Employment Agreement”), dated May 1, 2015, Ms. Younglove-Webb will be paid an annual base salary of $315,000. The Younglove-Webb Employment Agreement also provides, among other things, that: (i) she is eligible to receive a discretionary bonus at a target rate of 60% of her base salary based on the attainment of mutually agreed upon performance goals; (ii) she is eligible for annual equity grants as determined by the Compensation Committee of the Company’s Board of Directors; (iii) the Company shall reimburse all reasonable business expenses incurred by Ms. Younglove-Webb in performing services to the Company; and (iv) severance and change of control benefits contingent upon Ms. Younglove-Webb agreeing to a general release of claims in favor of the Company following termination of employment. Ms. Younglove-Webb will also be eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers. Ms. Younglove-Webb’s employment continues to be at-will and may be terminated at any time for any reason.

The foregoing description of the Younglove-Webb Employment Agreement is not complete and is qualified in its entirety by reference to the Younglove-Webb Employment Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 5.02 in its entirety by reference.

In connection with the signing of the Younglove-Webb Employment Agreement, Ms. Younglove-Webb will receive 95,000 non-qualified stock options which shall vest over 4 years at the rate of 25% per year. The stock options will be issued pursuant to the Company’s 2013 Long-Term Incentive Plan.

Employment Agreement of John Morlock, Senior Vice President, Operations Growth

On May 1, 2015, the Company entered into an employment agreement with John Morlock, to reflect his appointment as the Company’s Senior Vice President, Operations Growth. Mr. Morlock previously served as the Company’s Senior Vice President and Chief Operations Officer. Pursuant to the terms of his employment agreement (“Morlock Employment Agreement”), dated May 1, 2015, Mr. Morlock will be paid an annual base salary of $160,000 and will work a reduced workload, effective May 15, 2015. The Morlock Employment Agreement also provides, among other things, that: (i) he is eligible to receive a discretionary bonus upon recommendation of the CEO and approval of the Company’s Compensation Committee of the Board of Directors; (ii) the Company shall reimburse all reasonable business expenses incurred by Mr. Morlock in performing services to the Company; and (iii) certain severance benefits contingent upon Mr. Morlock agreeing to a general release of claims in favor of the Company following termination of employment, if such termination occurs prior to December 31, 2015. Mr. Morlock will also be eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers. Mr. Morlock’s employment continues to be at-will and may be terminated at any time for any reason.

The foregoing description of the Morlock Employment Agreement is not complete and is qualified in its entirety by reference to the Morlock Employment Agreement which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated in this Item 5.02 in its entirety by reference.

Item 7.01.	Regulation FD Disclosure.

On May 1, 2015, the Company issued a press release announcing the promotion of Julie Younglove-Webb to Senior Vice President, Operation of the Company and the appointment of John Morlock to Senior Vice President, Operations Growth, as noted in Item 5.02 above. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth be specific reference to such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement dated May 1, 2015, between Potbelly Corporation and Julie Younglove-Webb.

10.2	Executive Employment Agreement dated May 1, 2015, between Potbelly Corporation and John Morlock.

99.1	Press Release issued by the Company on May 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2015	Potbelly Corporation

	By:	/s/ Matthew Revord
	Name:	Matthew J. Revord
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement dated May 1, 2015, effective May 1, 2015, between Potbelly Corporation and Julie Younglove-Webb.

10.2	Executive Employment Agreement dated May 1, 2015, between Potbelly Corporation and John Morlock.

99.1	Press Release issued by the Company on May 1, 2015.